Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary description of the securities of AutoWeb, Inc., a Delaware corporation (“Company” or “AutoWeb”), is not complete and is qualified in its entirety by reference to, and should be read in conjunction with, the Company’s Sixth Restated Certificate of Incorporation (“Certificate of Incorporation”), Seventh Amended and Restated Bylaws (“Bylaws”), Tax Benefit Preservation Plan dated as of May 26, 2010, as amended, between the Company and Computershare Trust Company, N.A., as rights agent (“Tax Benefits Preservation Plan”) and applicable provisions of the Delaware General Corporation Law (“DGCL”).

Authorized Capital Stock

The Company’s authorized capital stock consists of 55,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 11,445,187 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Of the 11,445,187 shares of Preferred Stock authorized, the Company’s Board of Directors (“Board”) has designated 2,000,000 shares as Series A Junior Participating Preferred Stock. $0.001 par value per share (“Series A Preferred Stock”). As of March 3, 2020, there were no shares of Preferred Stock issued or outstanding.

Securities Registered Under the Exchange Act

The Common Stock is the only security of AutoWeb registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Common Stock is listed on The NASDAQ Capital Market under the ticker symbol “AUTO.” Computershare Trust Company, N.A. is the transfer agent and registrar for the Common Stock.

Description of Authorized Capital Stock

Description of Common Stock

Fully Paid and Nonassessable. All of the outstanding shares of Common Stock are fully paid and nonassessable and are not subject to further calls or assessments by the Company.

Voting Rights.                                           The holders of Common Stock are entitled to one vote per share of Common Stock. Other than as provided in the Certificate of Incorporation, the Bylaws or pursuant to applicable law, or the rules or regulations of any stock exchange applicable to the Company, all matters will be decided by the vote of a majority in voting power of the shares of Common Stock present in person or by proxy at the meeting of stockholders and entitled to vote on the matter other than the election of directors. With respect to the election of directors, the Bylaws provide that the persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

Dividends. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefor, subject to the rights of any holders of our Preferred Stock to receive such dividends.

Liquidation Distributions. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in any assets remaining available for distribution after the satisfaction in full of the prior rights of creditors, including holders of Company indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

No Preemptive or Similar Rights; No Redemption or Sinking Fund Provisions. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

Description of Preferred Stock

Undesignated Preferred Stock. The undesignated shares of Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized to determine or alter the rights, powers (including voting powers), preferences and privileges, and the qualifications, limitations or restrictions thereof, granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any series of Preferred Stock and, to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Series A Preferred Stock. The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock. The following is a summary of the rights, powers, preferences and privileges of the Series A Preferred Stock set forth in the Amended Certificate of Designation of Series A Junior Participating Preferred Stock (“Series A Preferred Stock Certificate of Designation”), which is attached as Exhibit A to the Certificate of Incorporation.

Rank. The Series A Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company’s Preferred Stock.

Voting. The holders of Series A Preferred Stock are entitled to one vote per share of Series A Preferred Stock.

Dividend and Distribution Rights of Series A Preferred Stock.

(A)           Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of (a) $1.00 per share or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in the foregoing paragraph (A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Consolidation, Merger. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

No Redemption. Shares of Series A Preferred Stock are not redeemable.

Possible Anti-Takeover Effects Of Provisions in The Company’s Certificate of Incorporation, Bylaws, and Tax Benefit Preservation Plan and the DGCL

Provisions of our Certificate of Incorporation and Bylaws relating to our corporate governance and provisions in our Tax Benefit Preservation Plan could make it difficult for a third party to acquire AutoWeb and could discourage a third party from attempting to acquire control of AutoWeb. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. These provisions could limit the price that some investors might be willing to pay in the future for shares of Common Stock and may have the effect of delaying or preventing corporate actions such as a merger, asset sale or other change in control of the Company.

Number of Directors; Classification; Filing Vacancies; Removal; No Cumulative Voting. The Certificate of Incorporation provides that the number of directors that will constitute the whole Board shall be designated in the Bylaws. The Bylaws provide that the authorized number of directors shall be eight until changed by an amendment to the Bylaws. The Board is authorized to adopt, alter, amend or repeal the Bylaws, including to increase or decrease the authorized number of directors, without stockholder approval.

The terms of office of the Board of Directors is divided into three classes. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The directorships will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the number of directors constituting the whole Board of Directors. Classification of the Board may have the effect of delaying or preventing changes in control or change in our management because less than a majority of the number of directors are up for election at each annual meeting.

Directors may be removed only for cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors. Any vacancy on the Board, including vacancies created by an increase in the size of the Board, may be filled by a majority of the remaining directors then in office, whether or not less than a quorum, or by a sole remaining director.

No stockholder is permitted to cumulate votes at any election of directors.

Advance Notice Provision for Nomination of Directors. The Bylaws provide that only persons who are nominated in accordance with the advance notice procedures in the Bylaws shall be eligible for election as directors of the Company, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of Preferred Stock of the Company to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board may be made at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors, (i) if specified in the notice of meeting (or any supplement thereto) given by or at the discretion of the Board (or a duly authorized committee thereof), (ii) by or at the direction of the Board (or any duly authorized committee thereof) or (iii) by any stockholder of the Company (1) who is a stockholder of record on the date of the giving of the advance notice and on the record date for the determination of stockholders entitled to vote at such meeting and (2) who complies with the advance notice procedures set forth in the Bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) (A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (B) the name of each nominee holder of shares of capital stock of the Company owned beneficially but not of record by such person or affiliates or associates of such person and the number of shares held by each such nominee; (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into as of or prior to, and is in effect as of, the date of the stockholder’s notice by, or on behalf of, such person or any affiliates or associates of such person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such person or any affiliate or associate of such person, with respect to shares of stock of the Company; and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and record address of such stockholder as they appear on the Company’s books, and of such beneficial owner; (ii) (A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, and (B) the name of each nominee holder of shares of capital stock of the Company owned beneficially but not of record by such stockholder or beneficial owner and the number of shares held by each such nominee; (iii) a description of all arrangements or understandings between such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Company; (v) a representation that such stockholder is a holder of record of the stock of the Company as of the date of the stockholder’s advance notice required by the Bylaws and that such stockholder intends to be a holder of record of stock of the Company on the record date for the determination of stockholders entitled to vote at such meeting; (vii) that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (viii) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies or votes from stockholders in support of such nomination; and (ix) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

Advance Notice Provision for Proposing Business at Stockholder Meetings. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the advance notice provided for in the Bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the advance notice procedures set forth in the Bylaws.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company and any proposed business must constitute a proper matter for stockholder action.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each matter such stockholder proposes to bring before the annual meeting a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and record address of such stockholder as they appear on the Company’s books, and of the beneficial owner; (ii) (A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, and (B) the name of each nominee holder of shares of capital stock of the Company owned beneficially but not of record by such stockholder or beneficial owner and the number of shares held by each such nominee; (iii) a description of all arrangements or understandings between such stockholder and/or beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and such beneficial owner and any material interest of such stockholder and/or beneficial owner in such business; (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into as of or prior to, and is in effect as of, the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Company; (v) a representation that such stockholder is a holder of record of stock of the Company as of the date of the giving of the stockholder’s advance notice required by the Bylaws and intends to be a holder of record of stock of the Company on the record date for the determination of stockholders entitled to vote at such annual meeting date; (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (vii) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal.

The foregoing notice requirements shall be deemed satisfied by a stockholder with respect to business other than a nomination of a director if the stockholder has notified the Company of such stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

Notwithstanding the foregoing advance notice provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this advance notice provision of the Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any other business to be considered pursuant to the advance notice provision, and compliance with the advance notice provision shall be the exclusive means for a stockholder to submit other business (other than, as provided above, matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in the advance notice provision shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

No Stockholder Actions by Written Consent. Actions to be taken by the Company’s stockholders may be taken only at a duly called annual or special meeting of stockholders and not by written consent.

Special Meetings. The By-laws provide that special meetings may be called only by the Board (or a committee thereof authorized to call special meetings), the Chairman of the Board, or the Company’s President. This provision may delay consideration of a stockholder proposal until the Company’s next annual meeting unless a special meeting is called pursuant to our By-laws.

Amendment of Bylaws. The Board is authorized to adopt, alter, amend or repeal the Bylaws without stockholder approval. Any Bylaw made or altered by the stockholders may be altered or repealed by the Board.

Issuance of Preferred Stock. The Certificate of Incorporation allows the Board to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the stockholders.

Tax Benefit Preservation Plan. The Board adopted the Tax Benefit Preservation Plan to protect stockholder value by preserving important tax assets. The Company has generated substantial net operating loss carryovers and other tax attributes for United States federal income tax purposes (“Tax Benefits”) that can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, the Company’s ability to use the Tax Benefits will be adversely affected if there is an “ownership change” of the Company as defined under Section 382 of the Internal Revenue Code (“Section 382”). In general, an ownership change will occur if the Company’s “5% shareholders” (as defined under Section 382) collectively increase their ownership in the Company by more than 50% over a rolling three-year period. The Tax Benefit Preservation Plan was adopted to reduce the likelihood that the Company’s use of its Tax Benefits could be substantially limited under Section 382.

Under the Tax Benefit Preservation Plan, rights to purchase capital stock of the Company (“Rights”) have been distributed as a dividend at the rate of five Rights for each share of Common Stock issued and outstanding.  Each Right entitles its holder, upon triggering of the Rights, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $73.00 (as this price may be adjusted under the Tax Benefit Preservation Plan) (“Purchase Price”) or, in certain circumstances, to instead acquire shares of Common Stock. The Rights will convert into a right to acquire Common Stock or other capital stock of the Company in certain circumstances and subject to certain exceptions. The shares of Series A Preferred Stock purchasable upon exercise of the Rights have been previously authorized by the Board, and the rights, powers, preferences and privileges of the Series A Preferred Stock are as set forth in the Series A Preferred Stock Certificate of Designation.

The Rights will be triggered upon the acquisition of beneficial ownership of 4.90% or more of the Company’s outstanding Common Stock or future acquisitions by any existing holders of beneficial ownership of 4.90% or more of the Company’s outstanding Common Stock (an “Acquiring Person” as defined in the Tax Benefit Preservation Plan). If a person or group acquires beneficial ownership of 4.90% or more of the Company Common Stock, all Rights holders, except the Acquiring Person, will be entitled to acquire at the then exercise price of a Right that number of shares of Common Stock which, at the time, has a market value of two times the exercise price of the Rights.  For purposes of the Tax Benefit Preservation Plan, ownership is in general determined pursuant to applicable rules and regulations of the Internal Revenue Code, including Section 382 and by the definition of “beneficial ownership” of Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

The Tax Benefit Preservation Plan authorizes the Board to exercise discretionary authority to deem a person acquiring Common Stock in excess of 4.90% not to be an Acquiring Person under the Tax Benefit Preservation Plan, and thereby not trigger the Rights, if the Board finds that the beneficial ownership of the shares by the person acquiring the shares (i) will not be likely to directly or indirectly limit the availability to the Company of the net operating loss carryovers and other tax attributes that the plan is intended to preserve or (ii) is otherwise in the best interests of the Company.

Until the earlier to occur of (i) the close of business on the tenth business day following the first date of public announcement that a person, entity or group (each, a “person”) has become an Acquiring Person, by acquiring beneficial ownership of 4.90% or more of the outstanding shares of Common Stock, or that the Board has concluded that a person has become an Acquiring Person, or (ii) the close of business on the tenth business day (or, except in certain circumstances, such later date as may be specified by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (with certain exceptions) of 4.90% or more of the outstanding shares of Common Stock (the earlier of such dates being called the “Distribution Date”), the Rights are evidenced, by Common Stock certificates that may still be outstanding and representing issued and outstanding shares of Common Stock or by the registration in book-entry form of Common Stock issued and outstanding, and the Rights will be transferable only in connection with the transfer of shares of the underlying Common Stock. Any person that owned 4.90% or more of the issued and outstanding shares of Common Stock on May 26, 2010 (“Record Date”) will not be deemed an Acquiring Person unless and until such person acquires ownership of any additional shares of Common Stock. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of (i) the close of business on May 26, 2020 unless that date is advanced or extended, (ii) the time at which the Rights are redeemed or exchanged under the Tax Benefit Preservation Plan, (iii) if the Board elects to extend the Tax Benefit Preservation Plan beyond May 26, 2020, the end of the calendar month in which the Company’s 2020 annual meeting of stockholders is held if stockholder approval of the Tax Benefit Preservation Plan has not been received before such time, (iv) the repeal of Section 382 or any successor statute if the Board determines that the Tax Benefit Preservation Plan is no longer necessary for the preservation of the Company’s Tax Benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, or (vi) such time as the Board determines that a limitation on the use of the Tax Benefits under Section 382 would no longer be material to the Company.

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, before the Distribution Date. The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then-current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock or Series A Preferred Stock will be issued (other than fractions of Series Preferred Stock which are integral multiples of one one-hundredth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Series A Preferred Stock or the Common Stock.

In the event that any person becomes an Acquiring Person, (i) each holder of a Right, other than holders of Rights owned by the Acquiring Person, related persons, or transferees (which will thereupon become null and void), will thereafter (subject to any delay of exercisability approved by the Board) have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of Common Stock having a market value of two times the Purchase Price in lieu of shares of Series A Preferred Stock; and (ii) the Board, in its sole discretion, may permit the Rights, other than Rights owned by the Acquiring Person, related persons, or transferees (which will thereupon become void), to be exercisable in a cashless exercise for 50% of the shares of Common Stock that would otherwise be purchasable upon the payment of the Purchase Price in consideration of the surrender to the Company of the exercised Rights in lieu of payment of the Purchase Price.

At any time after any person becomes an Acquiring Person but before the acquisition by such Acquiring Person of ownership of 50% or more of the shares of Common Stock then outstanding, the Board may exchange the Rights, other than Rights owned by such Acquiring Person, related persons, or transferees (which will have become null and void), in whole or in part, for shares of Common Stock or Series A Preferred Stock (or a series of the Company’s Preferred Stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Series A Preferred Stock of equivalent value, per Right (subject to adjustment).

At any time before the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (“Redemption Price”) payable, at the option of the Company, in cash, shares of Common Stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price as rounded to the nearest $0.01. For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Plan in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Plan in any manner that does not adversely affect the interests of holders of the Rights (other than the Acquiring Person, related persons, or transferees).

The Tax Benefit Preservation Plan could discourage a third party from attempting to acquire control of AutoWeb.

Section 203 of the DGCL. The Company is subject to Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns or did own 15% or more of the corporation’s voting stock. Section 203 could discourage a third party from attempting to acquire control of AutoWeb.